Exhibit 10.6
2017 STI Umbrella Plan
2017 Performance Goal and Bonus Pool
The performance goal for the STI Performance Period shall be $5.0 million in Net cash provided by operating activities, as reported in the Company’s Statements of Consolidated Cash Flows (“Cash Flow”). The bonus pool, representing the amount available for payment of bonuses, shall equal 15% of Cash Flow.
Allocation of Bonus Pool to Executives

Executive Name	Executive Title	Percent of Pool Allocated to Executive[1]
Jack A. Hockema	Chief Executive Officer	37.9976%
Keith A. Harvey	President and Chief Operating Officer	26.2364%
John M. Donnan	EVP - Legal, Compliance and Human Resources	17.1894%
John Barneson	SVP - Corporate Development	10.2533%
[Other Designated Participant]	[Designated Participant Title]	8.3233%

1 Subject to an aggregate maximum bonus opportunity per executive of $5.0 million per calendar year, pursuant to the Equity Incentive Plan.

Administrative Provisions

The 2017 STI Umbrella Plan only applies to the calculation and award of incentive awards, if any. There will be no duplication of benefits created by the 2017 STI Umbrella Plan.

The 2017 STI Umbrella Plan will not increase any benefits that may be payable under any severance and/or change in control agreements.